UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 30, 2006

CBRL GROUP, INC.

Tennessee	0-25225	62-1749513
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

                                  305 Hartmann Drive, Lebanon, Tennessee 37087

(615) 444-5533

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Sale and Leaseback Transaction

On November 30 and December 1, 2006, Logan’s Roadhouse, Inc. (“Logan’s”), a subsidiary of CBRL Group, Inc. (the “Company”) completed the sale and leaseback (the “Sale/Leaseback”) of a total of 62 of its owned real property locations to various assignees of Wachovia Development Corporation, Truststreet Properties, Inc. and National Retail Properties, Inc. The Sale/Leaseback was pursuant to certain agreements described and filed as exhibits to a Current Report on Form 8-K filed with the Commission by the Company on November 3, 2006.

Stock Sale Transaction

On December 6, 2006 the Company completed the sale of all issued and outstanding shares of common stock of Logan’s (the “Stock Sale”) to LRI Holdings, Inc., an affiliate of Bruckmann, Rosser, Sherrill & Co. Inc., Canyon Capital Advisors LLC and Black Canyon Capital LLC, pursuant to a Stock Purchase Agreement described and filed as an exhibit to a Current Report on Form 8-K filed with the Commission by the Company on November 3, 2006.

Consideration in Sale/Leaseback and Stock Sale (the “Transaction”)

Total consideration in the Transaction was approximately $486 million, subject to customary post-closing adjustments, if any, for working capital, indebtedness and capital expenditures. This amount includes the proceeds from the Sale/Leaseback, which was used to satisfy inter-company indebtedness. The Sale/Leaseback consideration also included retention by the Company of three Logan’s restaurant locations at which certain real estate matters precluded their being included in the Sale/Leaseback at this time. The Company expects to sell these properties after resolving these real estate matters. Until these three properties are sold, the Company will lease them to Logan’s under the same terms and conditions as had they been included in the Sale/Leaseback.

Item 7.01. Regulation FD Disclosure.

On December 6, 2006, the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which by this reference is incorporated herein as if copied verbatim, announcing completion of the Transaction, that its Board of Directors had declared a cash dividend of fourteen cents per share and reporting the proposed use of proceeds for the Transaction.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

   99.1  Press Release issued by CBRL Group, Inc. dated December 6, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2006	CBRL GROUP, INC.

By: /s/ N. B. Forrest Shoaf
Name: N. B. Forrest Shoaf
Title: Senior Vice President, Secretary
and General Counsel